Exhibit 10.1
Summary of Compensation Arrangements for Named Executive Officers and Directors
Compensation Arrangements for Named Executive Officers
Following is a description of the compensation arrangements that have been approved by the Company’s Human Resources Committee on January 16, 2006 for the Company’s Chief Executive Officer and the other three most highly compensated executive officers in fiscal 2005 (the “Named Executive Officers.”)
The Human Resource Committee approved the following base salaries, effective February 10, 2006 for the Named Executive Officers:

James Tilley	$226,000
William R. Glass	$167,000
Mark DeBacker	$133,000
Robert G. Miller	$200,000
Messrs. Tilley, Glass, and DeBacker base salaries were set pursuant to the terms of their respective employment agreements with the Bank, and Mr. Miller’s base salary was set by the Company’s Human Resource Committee. In addition to their base salaries, the Named Executive Officers are eligible to receive options granted pursuant to the Company’s 1999 Stock Option and Long-Term Incentive Plan, as amended.
As previously reported in the Company’s 2006 Proxy Statement, the Human Resource Committee approved the following bonus payments for performance in fiscal 2005:

James Tilley	$27,000
William R. Glass	$21,500
Mark DeBacker	$17,500
Robert G. Miller	$100,000
Compensation Arrangements for Non-Employee Directors
Per-meeting and any annual fee compensation arrangements for non-employee directors have not changed in fiscal 2006 from fiscal 2005.